EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT is effective as of the 31st day of August, 2004, by and between G&K Services, Inc., a Minnesota corporation with (“Employer”); and Richard L. Marcantonio, a resident of the State of Minnesota (“Executive”).
INTRODUCTION
A. Employment and Protection of Employer. Employer has employed Executive in the capacity of President and Chief Executive Officer under that Executive Employment Agreement effective as of June, 2002, and now wishes to make available to Executive certain new benefits and rights under this new Executive Employment Agreement (the “Agreement”), which will fully supercede all previous agreements between them except as specifically set forth herein. Employer further wishes to obtain Executive’s promises related to Notice of Termination as set forth in this Agreement, as well as Executive’s promises not to harm Employer following execution of this Agreement, particularly with respect to Employer’s Confidential Information, as more fully described in Article 7. In Executive’s position with Employer, Executive will be a valued employee of Employer and Employer will benefit from Executive’s continued employment as its President and Chief Executive Officer, and further Executive will have access to and control over Employer’s Confidential Information, which Employer has developed at great expense, time and effort. As a result, voluntary termination by Executive without adequate notice, or disclosure of any Confidential Information, could cause irreparable harm to Employer, and Employer is not willing to extend to Executive the additional benefits, rights and responsibilities under this Agreement unless Executive agrees, as set forth in this Agreement, to provide Employer with reasonable notice of voluntary termination of his employment, reasonable protection for its Confidential Information, and assurances to protect Employer in other ways set forth in Article 7.
     B. Employment and Benefits. For these purposes, Employer is willing to retain Executive as President and Chief Executive Officer and to grant to Executive benefits to which Executive is not otherwise entitled, consisting of the right to receive certain separation compensation, lump sum payments, and outplacement benefits (as described in Articles 5 and 6), if Executive’s employment with Employer terminates under certain circumstances, including without limitation in connection with a Change in Control (as defined in Article 6).
     C. Other Intentions. Executive desires to accept Employer’s offer to be retained as President and Chief Executive Officer and additional benefits set forth in this Agreement, to which Executive is not otherwise entitled.

     Executive agrees, as a condition of Employer’s offer of additional benefits set forth in this Agreement, to sign this Agreement in order that Employer may have reasonable protections against the disclosure of its Confidential Information, other conduct of Executive prohibited under Article 7 of this Agreement, and certain protections related to Notice of Termination as set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the parties’ mutual promises contained in this Agreement, Employer and Executive agree as follows:
ARTICLE 1
DEFINITIONS
     Capitalized terms used generally in this Agreement will have their defined meaning throughout the Agreement. The following terms will have the meanings set forth below; unless the context clearly requires otherwise.
     1.1 “Agreement” means this Agreement, as it may be amended from time to time.
     1.2 “Base Salary” means the total annual cash compensation payable to Executive on a regular periodic basis under Section 3.1, without regard to any voluntary salary deferrals or reductions to fund employee benefits.
     1.3 “Board” means the Board of Directors of Employer.
     1.4 “Cause” has the meaning set forth in Section 5.2.
     1.5 “Date of Termination” has the meaning set forth in Section 5.4(b).
     1.6 “Disability” means the unwillingness or inability of Executive to perform the essential functions of Executive’s position as President and Chief Executive Officer (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive’s incapacity due to physical or mental illness, bodily injury or disease. For purposes of this Agreement, Executive will be deemed to have a Disability if he is incapacitated and, within ten (10) days after a Notice of Termination is thereafter given by Employer, Executive will not have returned to the full-time performance of the Executive’s duties; provided, however, that if Executive does not agree with a determination of the existence of a Disability (or the existence of a physical or mental illness or bodily injury or disease), the determination will be may by the certification of a qualified medical doctor mutually agreed to by Employer and Executive (or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative). In the absence of such agreement, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. The decision of the designated physician will be binding upon the parties. In all matters related to the incapacity or disability of Executive, the Executive may act through a legal representative properly appointed for that purpose.
     1.7 “Employer” means G&K Services, Inc., as well as any of its Subsidiaries and any Successor organization.
     1.8 “Executive” means Richard L. Marcantonio, a Minnesota resident.
     1.9 “Notice of Termination” has the meaning set forth in Section 5.6(a).
     1.10 “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Employer, to which Employer is a party or under which employees of Employer are covered, including, without limitation, (a) any stock option, restricted stock or any other equity-based compensation plan; (b) any annual or long-term incentive (bonus) plan; (c) any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of Employer.
     1.11 “Subsidiary” means any corporation or other business entity that is controlled by Employer.
     1.12 “Successor” has the meaning set forth in Section 9.1(a).
ARTICLE 2
EMPLOYMENT AND DUTIES
     2.1 Employment. Upon the terms and conditions set forth in this Agreement, Employer hereby employs Executive for an indefinite term, and Executive accepts such employment as President and Chief Executive Officer of Employer. For the term of this Agreement, Executive at all times shall be, and shall have the responsibilities and privileges of, President and Chief Executive Officer of Employer. This Agreement and Executive’s employment by Employer may be terminated at any time as set forth in Article 5.
     2.2 Duties. While Executive is employed hereunder, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote substantially all of Executive’s attention and time during normal business hours to the legal and ethical business and affairs of Employer, and to act in the best interests of Employer, its shareholders and employees and, to the extent necessary to discharge the responsibilities assigned to Executive under this Agreement and under Employer’s bylaws, to use Executive’s reasonable best efforts to perform faithfully and efficiently all responsibilities of the position.

     Executive will comply with Employer’s policies and procedures; provided, however, that to the extent these policies and procedures are inconsistent with this Agreement, the provisions of this Agreement will control.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. Commencing as of the effective date of this Agreement, Employer will pay Executive a Base Salary at a minimum annual rate of Six Hundred Thousand Dollars ($600,000.00). Executive’s Base Salary may be adjusted and determined periodically by Employer’s Board of Directors; provided, however, that a Base Salary established under this Agreement will remain in effect until the Board has completed its next annual review of Executive’s performance.. The Base Salary will be paid in substantially equal regular periodic payments in consistent with Employer’s regular payroll practices. If Executive’s Base Salary is changed at any time during Executive’s employment by Employer, the changed amount will become the Base Salary under this Agreement, subject to any subsequent changes.
     3.2 Other Compensation and Benefits. While Executive is employed by Employer under this Agreement:
     (a) Executive will be permitted to participate in all Plans for which Executive is or becomes eligible under their respective terms.
     (b) Employer may, in its sole discretion, amend or terminate any Plan that provides benefits generally to its employees or its executive officers; provided, however, that in the event that Employer terminates its health, dental or life Plan offered to Executive, without replacing the Plan, Executive will be entitled to receive as additional compensation an amount equal to the cash equivalent of any terminated benefits.
     (c) Executive will also be entitled to participate in or receive benefits under any Plan made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of these Plans and the preceding provisions of this Section 3.2.
     (d) Executive shall be entitled to a minimum incentive pay under the Annual Management Incentive Plan in effect at Employer from time to time. Executive’s minimum target incentive, as a percentage of Base Salary, is 70%, with an unlimited maximum incentive opportunity, based on achievement by Employer of Company Financial Measures for Earnings Per Share (55% of incentive opportunity) and Total Revenue Growth (25% of incentive opportunity), as well as Key Initiatives/Department or Individual Objectives (20% of incentive opportunity). Executive’s incentive pay may be adjusted and determined periodically by Employer’s Board of Directors; provided, however, that incentive pay established under this Agreement will remain in effect until the Board has completed its next annual review of Executive’s performance.

     (e) Executive will continue to have the rights, benefits and responsibilities set forth in that Promissory Note in the original principal amount of Four Hundred Thousand Dollars ($400,000.00. ), an unexecuted copy of which is attached hereto as Exhibit C, and that related Stock Pledge Agreement, an unexecuted copy of which is attached hereto as Exhibit D, the originals of which were made and entered into by Executive with Employer as of July 2002, and each of which are current as of the date of this Agreement.
     (f) Executive will have the use of a personal automobile leased by Employer under its Executive Automobile Program with a value up to the greater of (i) Seventy-Five Thousand Dollars ($75,000.00), (ii) the value set forth in the Employer’s Executive Automobile Program, or (iii) such other value as the Board of Directors or it Compensation Committee may determine for Executive.
     (g) Executive will have available annual financial planning and tax preparation benefits with a value up to the greater of (i) Five Thousand Dollars ($5,000.00), (ii) the value set forth in the Employer’s plans for such services, or (iii) such other value as the Board of Directors or it Compensation Committee may determine for Executive.
     (h) Executive will be entitled to up to six (6) weeks of vacation annually, or such greater period of time as the Board of Directors or its Compensation Committee may determine from time to time.
ARTICLE 4
RESTRICTED STOCK GRANT
     4.1 Restricted Stock Agreement. Employer and Executive previously entered into a Restricted Stock Agreement dated as of June, 2002, an unexecuted copy of which is attached to this Agreement as Exhibit A. This Agreement continues in full force and effect, and is incorporated into this Agreement, granting Executive the right to purchase Employer Stock (as defined below) in the amount, at the price and on the terms set forth in the Restricted Stock Agreement.
     4.2 Employer Stock. “Employer Stock” means the voting common stock of Employer described in the Restricted Stock Agreement attached as Exhibit A.
ARTICLE 5
TERMINATION
     5.1 Termination. This Article 5 sets forth the terms for termination of Executive’s employment under this Agreement, subject to the respective continuing rights and obligations of the parties under this Agreement. In general, this Agreement and Executive’s employment with the Employer may be terminated by Employer upon thirty (30) days advance written notice to Executive and by Executive upon ninety (90) days advance written notice to Employer, for any reason or no reason, or at any time by mutual written agreement of the parties. For purposes of this section, the ninety (90) advance written notice required for termination by Executive is necessary so that Employer may have the opportunity to find a suitable replacement for Executive. This Agreement and Executive’s employment under this Agreement will terminate in the event of Executive’s death or Disability, as of the applicable Date of Termination.
     In any such case, this Agreement will terminate as of the applicable Date of Termination, except for the rights and obligations of the parties under this Agreement that survive beyond Executive’s termination of employment.
     5.2 Termination by Employer for Cause. Employer may terminate this Agreement at any time for Cause, with or without advance notice (except as otherwise provided in this Section 5.2). For purposes of this Agreement, “Cause” means any of the following, with respect to Executive’s position of employment with Employer:
     (a) Executive’s failure or refusal to perform the duties and responsibilities set forth in Section 2.2, if the failure or refusal (i) is not due to a Disability or a physical or mental illness or bodily injury or disease; or (ii) is not due to Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities of his position with Employer, acting in good faith in the interests of Employer, its shareholders and employees; and (iii) is not cured within thirty (30) days after written notice of the failure or refusal is received by Executive from Employer;
     (b) any drunkenness or use of drugs that interferes with the performance of Executive’s obligations under this Agreement; and continues for more than five (5) days after a written notice to Executive; provided, however, that Employer will have the right to prevent Executive from performing any duties under this Agreement and from entering the premises of Employer during any such period;
     (c) Executive’s indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or any crime involving moral turpitude, fraud, dishonesty or theft;
     (d) any material dishonesty of Executive involving or affecting Employer;
     (e) any gross negligence or other willful or intentional act or omission of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of Employer in a material way; provided, however, that if an action or omission giving rise to Cause is curable, Employer first will have given prior written notice to the Executive specifying the action or omission with reasonable particularity and, within thirty (30) days after such notice, the Executive will not have cured the action or omission;

     (f) any willful or intentional breach by Executive of a fiduciary duty to Employer;
     (g) Except as otherwise specifically provided in this Section 5.2, Executive’s material violation or breach of Employer’s standard business practices and policies, including, without limitation, policies against racial or sexual discrimination or harassment; provided, however, that if in the Employer’s discretion, such breach or violation is curable, Employer first will have given prior written notice to the Executive specifying the violation or breach with reasonable particularity and, within thirty (30) days after such notice, the Executive will not have cured the violation or breach giving rise to such Cause;
     (h) any material breach (not covered by any of the above clauses (a) through (g)) of any material term, provision or condition of this Agreement, if such breach is not cured (to the extent curable) within thirty (30) days after written notice thereof is received by Executive from Employer.
     For purposes of this Section 5.2, no act, or failure to act, on Executive’s part will be considered “dishonest,” “willful” or “intentional” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in or not opposed to the best interest of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Furthermore, the term “Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.
     5.3 Termination by Executive. Executive may voluntarily resign from employment under this Agreement with or without Good Reason (as such term is defined in Section 6.1(f)) provided he gives Employer ninety (90) calendar days advance written Notice of Termination.
     5.4 Notice of Termination and Date of Termination.
     (a) For purposes of this Agreement, a “Notice of Termination” will mean a written notice that will indicate the specific termination provisions in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination. Any termination by Employer or by Executive under this Agreement (other than Executive’s death, or a termination by mutual agreement) will be communicated by written Notice of Termination to the other party.
     (b) For purposes of this Agreement, “Date of Termination” will mean: (i) if Executive’s employment is terminated due to death, the date of Executive’s death; (ii) if Executive’s employment is terminated for Disability, thirty (30) calendar days after the Notice of Termination is given; (iii) if Executive’s employment is terminated by Employer for Cause or by Executive for Good Reason, the date specified in the

Notice of Termination; (iv) if Executive’s employment is terminated by mutual agreement of the parties, the termination date specified by the agreement; or (v) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, provided that if Executive voluntarily terminates his employment the date specified may be no earlier than ninety (90) calendar days after the date on which the Notice of Termination is given unless an earlier date has been expressly agreed to by Employer and Executive in writing.
     5.5 Compensation during Disability and upon Termination.
     (a) During any period in which Executive fails to perform Executive’s duties under this Agreement as a result of a Disability, Executive will continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and under any Plan through Executive’s Date of Termination. To the extent the Executive has not received the Base Salary and other compensation and benefits referenced in the preceding sentence prior to the 90th day of a Disability, Executive will receive such Base Salary and other compensation and benefits.
     (b) Except as otherwise provided in Article 6 or under a mutual agreement of the parties, if Executive’s employment under this Agreement is terminated (i) by Executive’s death, (ii) voluntarily by Executive without Good Reason, (iii) by Employer for Cause, or (iv) by mutual agreement of the parties, then Employer will pay Executive the Base Salary through the Date of Termination, plus any amounts to which the Executive is entitled under any Plan (in accordance with the terms of such Plan). Employer will also pay any retirement benefits to which Executive is or becomes entitled under any Plan, except to the extent any such benefits are forfeited under the terms of the Plan.
     (c) Except in the case of a termination for Disability, if either (i) Employer terminates Executive’s employment under this Agreement without Cause; or (ii) Executive voluntarily terminates his employment under this Agreement for Good Reason, as that term is defined at Section 6.1(f) without regard to whether or not it is associated with a Change of Control; and if Executive executes a written release substantially in the form attached hereto as Exhibit B and consistent with this Section 5.5(d) (a “Release Agreement”), then Employer will pay to Executive, as separation pay, which Executive has not earned and to which he is not otherwise entitled, an amount equal to twelve (12) months of Executive’s monthly Base Salary, plus the full, unprorated target incentive compensation payable to Executive under the Annual Management Incentive Plan in effect as of the Date of Termination without regard to actual achievement of incentive objectives Such payment will be made to the Executive in weekly payments beginning sixteen days after Executive’s execution of the Release Agreement, provided that the Executive has not exercised his rights to revoke or rescind his release of claims under to the Release Agreement. Further, Employer will pay to Executive cash equal to the greater of lease costs and expenses under the Executive Automobile Program or Fifteen Thousand Dollars ($15,000.00), such payment to be made in a lump sum on or about the sixteenth day following Executive’s execution of the Release Agreement.

     (d) In the event that Executive provides the ninety (90) day Notice of Termination for a voluntary separation and retires from his employment with Employer, (i) at any time following his sixtieth birthday, Executive will be entitled to the continued vesting of all unvested restricted stock and stock options granted by Employer prior to the Date of Termination, and (ii) at any time up to and including Executive’s sixtieth birthday, Executive may be entitled to the continued vesting of all unvested restricted stock and stock options granted by Employer prior to the Date of Termination at the discretion of Employer’s Board of Directors, with all the rights and privileges set forth under the Restricted Stock Agreement or Employer’s 1998 Stock Option and Compensation Plan.
     Executive will not be required to mitigate Employer’s payment obligations under this Article 5 by making any efforts to secure other employment; and Executive’s commencement of employment with another employer will not reduce the obligations of Employer under to this Article 5.
ARTICLE 6
CHANGE IN CONTROL
     6.1 Definitions Relating to a Change in Control. The following terms will have the meanings set forth below; unless the context clearly requires otherwise:
     (a) “1934 Act” will mean the Securities Exchange Act of 1934, as amended (or any successor provision), and the regulations promulgated under that Act.
     (b) “Beneficial Ownership” by a person or group of persons will be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission under the 1934 Act. Beneficial Ownership of an equity security may be established by any reasonable method, but will be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership.
     (c) “Change of Control” means the occurrence of any of the following events:
     (i) any person or group of persons attains Beneficial Ownership (as defined below) of 30% or more of any equity security of Employer entitled to vote for the election of directors;
     (ii) a majority of the members of the Board is replaced within the period of less than two years by directors not nominated and approved by the Board; or

     (iii) the stockholders of Employer approve an agreement to merge or consolidate with or into another corporation, or an agreement to sell or otherwise dispose of all or substantially all of Employer’s assets (including a plan of liquidation).
     (d) “Continuing Directors” are (i) directors who were in office prior to the time any events described in paragraphs (c)(i), (c)(ii) or (c)(iii) of this Section 6.1 occurred, or any person publicly announced an intention to acquire 20% or more of any equity security of Employer; (ii) directors in office for a period of more than two years; and (iii) directors nominated and approved by the Continuing Directors.
     (e) “Change in Control Termination” will mean that a Change in Control of Employer has occurred, and either of the following events also occurs within one (1) year after the Change in Control: (i) Employer terminates the Executive’s employment or this Agreement for any reason other than for Cause, Executive’s death or Executive’s Disability; or (ii) Executive terminates his employment for Good Reason.
     (f) “Good Reason” will mean, with respect to a voluntary termination of employment by Executive, any of the following:
     (i) an adverse involuntary change in Executive’s status or position as President and Chief Executive Officer of Employer, including, without limitation, (A) any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties, responsibilities or authority; (B) the assignment to Executive of any duties or responsibilities that, in Executive’s reasonable judgment, are significantly inconsistent with Executive’s status or position; or (C) any removal of Executive from, or any failure to reappoint or reelect Executive to, such position (except in connection with a termination of Executive’s employment for Cause in accordance with Article 5, or as a result of Executive’s Disability or death);
     (ii) in the event that following a Change in Control, Executive, in performing the duties of his employment, does not report directly to the Board, or if Employer is not an ultimate parent entity following such Change in Control, the board of directors of such ultimate parent entity;
     (iii) in the event of a Change in Control, either (A) a reduction by Employer in Executive’s Base Salary, or (B) a termination or adverse change in Executive’s incentive-based compensation package that materially and adversely effects Executive’s compensation as a whole;
     (iv) the taking of any action by Employer that would materially and adversely affect the physical conditions existing as of the date of the Change of Control, and under which Executive performs employment duties for Employer;

     (v) Employer’s requiring Executive to be based anywhere other than where Executive’s office is located as of the effective date of this Agreement, except for required travel on Employer’s business to an extent substantially consistent with business travel obligations;
     (vi) in the event of a Change in Control, any failure by Employer to obtain from any Successor an assumption of this Agreement as contemplated by Section 9.1; or
     (vii) any purported termination by Employer or by a successor to the Employer either of this Agreement or of the employment of the Executive that is not expressly authorized by this Agreement; or any breach of this Agreement by Employer at any time, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by Employer within a reasonable period after Employer’s receipt of notice thereof from Executive.
     6.2 Benefits Upon a Change in Control Termination. If a Change in Control Termination occurs with respect to Executive, Executive will be entitled to the following benefits; provided, however, that to the extent Executive has already received the same type of benefits under Article 5 as a result of Executive’s Change in Control Termination, Executive’s benefits under this Section 6.2 will be offset by such other benefits, to the extent necessary to prevent duplication of benefits under this Agreement:
     (a) all of the payments and benefits that Executive would have been entitled to receive if the Change in Control Termination were described in Section 5.5(c), except that in lieu of any further Base Salary payments to Executive for periods subsequent to the Date of Termination, Employer will pay to Executive an amount equal to twenty-four (24) months of (i) Executive’s monthly Base Salary, plus (ii) the Employer-paid portion of health and welfare benefits coverage, plus (iii) the full, unprorated target incentive compensation payable to Executive under the Annual Management Incentive Plan in effect as of the Date of Termination without regard to actual achievement of incentive objectives, plus (iv) the greater of lease costs and expenses under the Executive Automobile Program or a lump sum of Thirty Thousand Dollars ($30,000.00); all such payments to be made in a single lump sum on or about the sixteenth day following Executive’s execution of the Release Agreement;
     (b) all terms and conditions of that Change of Control Agreement dated as of November 12, 2002 between Employer and Executive, a copy of which is attached to this Agreement as Exhibit E, shall continue in full force and effect, and is incorporated into this Agreement, granting to Executive the acceleration of incentives provided under Employer’s 1998 Stock Option and Compensation Plan; and
     (c) for a period of not less than six (6) months following Executive’s Date of Termination, Employer will reimburse Executive for all reasonable expenses incurred by Executive (excluding any arrangement by which Executive prepays expenses for a period of greater than thirty (30) days) in seeking employment with another employer, including the fees of a reputable outplacement organization selected by Employer, but not to exceed $12,000.00 in the aggregate.
     Executive will not be required to mitigate Employer’s payment obligations under this Article 6 by making any efforts to secure other employment; and Executive’s commencement of employment with another employer will not reduce the obligations of Employer under this Article 6.
     6.3 Limitation on Severance Payment. Notwithstanding any provision contained herein to the contrary, if any amount or benefit to be paid or provided under this Article 6, or any other plan or agreement between Executive and Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Article 6 will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). If requested by Executive or Employer, the determination of whether any reduction in such payments or benefits to be provided under this Article 6 or otherwise is required pursuant to the preceding sentence will be made by an independent accounting firm that is a “Big-4 Accounting Firm” (or other accounting firm mutually acceptable to Executive and Employer) not then-engaged as Employer’s independent public auditor, at the expense of Employer, and the determination such independent accounting firm will be final and binding on all parties. In making its determination, the independent accountant will allocate a reasonable portion of the severance payment to the value of any personal services rendered following the Change in Control and the value of any noncompetition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment. In the event that any payment or benefit intended to be provided under this Article 6 or otherwise is required to be reduced pursuant to this Section 6.3, Executive (in his sole discretion) will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. Employer will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within ten (10) business days of receiving such information, Employer may effect such reduction in any manner it deems appropriate.
ARTICLE 7
PROTECTION OF EMPLOYER
     7.1 Confidential Information. For purposes of this Article 7, “Confidential Information” means information that is proprietary to Employer or proprietary to others and entrusted to Employer; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to Employer’s business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products and services. Confidential Information also includes, without limitation, information concerning Employer’s customer lists or routes, pricing, purchasing, inventory, business methods, training manuals or other materials developed for Employer’s employee training, employee compensation, research, development, accounting, marketing and selling. All information that Executive has a reasonable basis to consider as confidential will be Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of Employer.
     Executive will not, during or after the termination of Executive’s employment under this Agreement, (a) directly or indirectly use for Executive’s own benefit; or (b) disclose any Confidential Information to, or otherwise permit access to Confidential Information by, any person or entity not employed by Employer or not authorized by Employer to receive such Confidential Information, without the prior written consent of Employer. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. Furthermore, except in the usual course of Executive’s duties for Employer, Executive will not at any time remove any Confidential Information from the offices of Employer, record or copy any Confidential Information or use for Executive’s own benefit or disclose to any person or entity directly or indirectly competing with Employer any information, data or materials obtained from the files or customers of Employer, whether or not such information, data or materials are Confidential Information.
     Upon any termination of Executive’s employment, Executive will collect and return to Employer (or its authorized representative) all original copies and all other copies of any Confidential Information acquired by Executive while employed by Employer.
     The obligations contained in this Section 7.1 will survive for as long as Employer, in its sole judgment, considers the information to be Confidential Information. The obligations under this Section 7.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.
     7.2 Non-Competition. Executive agrees that, while employed by Employer and for a period of eighteen (18) months following the date of Executive’s termination of employment for any reason, Executive will not, directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee or consultant of any other corporation or any partnership, limited liability company, firm or other business entity:
     (a) engage in, have any ownership interest in, financial participation in, or become employed by, any business or commercial activity in competition (i) with any part of Employer’s business, as conducted anywhere within the geographic area in which Employer has conducted its business within the three (3) years before such date, or (ii) with any part of Employer’s contemplated business with respect to which

Executive has Confidential Information governed by Section 7.1. For purposes of this paragraph, “ownership interest” will not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ;
(b) call upon, solicit or attempt to take away any customers or accounts of Employer;
(c) solicit, induce or encourage any supplier of goods or services to Employer to cease its business relationship with Employer, or violate any term of any contract with Employer; or
(d) solicit, induce or encourage any other employee of Employer to cease employment with Employer, or otherwise violate any term of such employee’s contract of employment with Employer.
The restrictions set forth in this Section 7.2 will survive any termination of this Agreement or other termination of Executive’s employment with Employer, and will remain effective and enforceable for the full 18-month period; provided, however, that this period will be automatically extended and will remain in full force for an additional period equal to any period in which Executive is proven to have violated any such restriction.
     7.3 Protection of Reputation. Executive will, both during and after the termination of Executive’s employment under this Agreement, refrain from communicating to any person, including without limitation any employee of Employer, any statements or opinions that are negative in any way about Employer or any of its past, present or future officials. In return, whenever Employer sends or receives any Notice of Termination of Executive’s employment under this Agreement, Employer will advise the members of its operating committee and executive committee (or any successors to such committees), to refrain from negative communications about Executive to third parties.
     7.4 Remedies. The parties declare and agree that it is impossible to accurately measure in money the damages that will accrue to Employer by reason of Executive’s failure to perform any of Executive’s obligations under this Article 7; and that any such breach will result in irreparable harm to Employer, for which any remedy at law would be inadequate. Therefore, if Employer institutes any action or proceeding to enforce the provisions of this Article 7, Executive hereby waives the claim or defense that such party has an adequate remedy at law, Executive will not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law, and Employer will be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article 7 by Executive and all persons or entities acting for or with Executive.
     7.5 Survival. The provisions and obligations of Article 7 of this Agreement will survive the termination of this Agreement or the termination of the Executive’s employment with Employer, and will remain in full force and effect thereafter.

     7.6 Continuation. Executive and Employer acknowledge that the terms and conditions of this Article 7 restate and continue terms and conditions previously agreed to between then as a condition for Executive’s first employment with Employer. To the extent that any portion of this Article 7 may be deemed invalid for a failure of Employer to provide new consideration to Executive, then that portion of this Article 7 will be deemed to have been supported by the previous agreements between Executive and Employer as a condition for his first employment with Employer.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Successors and Assigns; Beneficiary.
(a) For purposes of this Agreement, “Successor” will mean any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the effective date of this Agreement, succeeds to the actual or practical ability to control (either immediately or with the passage of time) substantially all of Employer and/or Employer’s business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.
     (b) This Agreement will be binding upon and inure to the benefit of any Successor of Employer and each Subsidiary, and any such Successor will absolutely and unconditionally assume all of Employer’s and any Subsidiary’s obligations hereunder. Upon Executive’s written request, Employer will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by Employer of their obligations under this Agreement. Failure to obtain such assent prior to the time a person or entity becomes a Successor (or where Employer does not have advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) will constitute Good Reason for termination of employment by Executive pursuant to Article 6.
     (c) This Agreement and all rights of Executive hereunder will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and any assignees permitted hereunder. If Executive dies while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s Beneficiary. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of Employer.

     (d) For purposes of this Section 9.1, “Beneficiary” means the person or persons designated by Executive (in writing to Employer) to receive benefits payable after Executive’s death pursuant to Section 9.1(c). In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.
     8.2 Litigation Expense. If any party is made or will become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the parties will bear their own expenses and attorneys’ fees.
     8.3 No Offsets. In no event will any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Employer.
     8.4 Notices. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder will be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.
     8.5 Captions. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement. When used herein, the terms “Article” and “Section” mean an Article or Section of this Agreement, except as otherwise stated.
     8.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, will be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement will be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.
     8.7 Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     8.8 Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     8.9 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.
     8.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, including that Executive Employment Agreement between them effective as of June, 2002, except as otherwise provided in this Agreement, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.
     8.11 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend (a) beyond the termination of Executive’s employment hereunder (including without limitation provisions relating to severance compensation and effects of a Change in Control); or (b) beyond the termination of this Agreement, including, without limitation Article 7 (relating to confidential information, non-competition and non-solicitation), will continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.
     8.12 Voluntary Agreement. Executive has entered into this Agreement voluntarily, after having the opportunity to consult with an advisor chosen freely by Executive.
     IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered on the day and year first above written, but effective retroactively as of the effective date of this Agreement.

EMPLOYER:	G&K SERVICES, INC.

By

Richard Fink
Its Chairman of the Board of Directors

EXECUTIVE:

Richard L. Marcantonio

Executive’s Address:	5995 Opus Parkway
Minnetonka, MN 55343
Signature Page — Executive Employment Agreement

EXHIBIT A
RESTRICTED STOCK AGREEMENT
RESTRICTED STOCK AGREEMENT (the “Agreement”) made effective January 2, 2002 by and between G&K Services, Inc., a Minnesota corporation, having a place of business at G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, MN 55343 (the “Company”), and                      (“Employee”).
WITNESSETH:
WHEREAS, the Company has adopted the G&K Services, Inc. 1998 Stock Option and Compensation Plan (the “Plan”) to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.
NOW, THEREFORE, it is agreed as follows:
1. Grant of Stock.
Subject to the terms and provisions of this Agreement and the Plan, the Company hereby sells to Employee the number of shares of Class A Common Stock, $0.50 par value, of the Company (the “Stock”) for the purchase price set forth at the end of this Agreement after “Number of Shares” and “Purchase Price”, respectively. The Stock will be transferred of record to Employee and a certificate or certificates representing the Stock will be issued in the name of Employee upon the execution of this Agreement, the payment of the Purchase Price set forth at the end of this Agreement, if any, and the execution and delivery by Employee to the Company of a stock power endorsed in blank. Each such certificate will bear a legend in the form provided for in the Plan. The Stock, together with a stock power endorsed in blank by employee, will be deposited with the Company. Employee will not be entitled to delivery of certificates representing the Stock until the expiration of the restrictions set forth in paragraph 3 of this Agreement.
2. Rights of Employee
Upon the execution of this Agreement and issuance of the certificates for the Stock, Employee will become a stockholder with respect to the Stock and will have all of the rights of a stockholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, provided, however, that such shares will be subject to the restrictions set forth in paragraph 3 of this Agreement.
Notwithstanding the preceding paragraph, the Committee may, in its discretion, instruct the Company to withhold any stock dividends or stock splits issued on or with respect to shares that are subject to the restrictions provided for in Paragraph 3 of this Agreement.
3. Restrictions
Employee agrees that at all times prior to the vesting of the Stock as contemplated by Paragraph 4 hereof:
a)	Employee will not sell, transfer, pledge, hypothecate or otherwise encumber the Stock; and

b)	If Employee’s employment with the Company is voluntarily or involuntarily terminated for any reason whatsoever, or Employee violates the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, subject to paragraph 4 hereof, Employee will forfeit and transfer to the Company all shares of Stock, and the Company will pay Employee an amount equal to the Purchase Price of $.50 par value paid by Employee, if any, with respect to the shares of Stock so forfeited.

c)	If the Employee is transferred out of an eligible-level position, the employee will receive any shares vesting within nine months of transfer. Any remaining shares will be forfeited and the Company will pay the Employee an amount equal to the Purchase Price of $.50 par value paid by the Employee with respect to the shares of Stock forfeited.
4. Lapse of Restrictions
Subject to Section 11.12 of the Plan, the restrictions set forth in Paragraph 3 of this Agreement will lapse on one-fifth of the Stock on January 2, 2003, and one-fifth of the Stock on each of the next four successive anniversaries of such date. The Company will deliver certificates representing the shares of Stock upon which the restrictions have lapsed and have become vested, free and clear of all restrictions, except as provided in Section 11.5 of the Plan, within 30 days after the date such shares of Stock have become vested.
5. Securities Act
The Company will have the right, but not the obligation, to cause the shares of Stock issuable hereunder to be registered under the appropriate rules and regulations of the Securities and Exchange Commission.
Employee hereby represents and warrants to the Company that Employee is acquiring the shares for investment and not with a view to the sale or distribution thereof.
If shares of Stock or other securities issuable hereunder have not been registered under the Securities Act of 1933, as amended, or other applicable federal or state securities law or regulations, such shares will bear a legend restricting the transferability thereof, such legend to be substantially in the following form:
     “The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the availability of any exemption or the inapplicability of such securities laws must be established by an opinion of counsel, which opinion and counsel will both be reasonably satisfactory to the Company.”
6. Copy of Plan
By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.
7. Administration
This Agreement will at all times be subject to the terms and conditions of the Plan. The Committee will have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement will be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan will govern and control.
8. Continuation of Employment
This Agreement will not confer upon Employee, and will not be construed to confer upon Employee, any right to continue in the employ of the Company for any period of time, and will not limit the rights of the Company in their sole discretion, to terminate the employment of Employee at any time, with or without cause, for any reason or no reason, or to change Employee’s assignment or rate of compensation.

9. Section 83(b) Election
Employee understands that he (and not the Company) will be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Employee will rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in paragraph 3 hereof. In the event the Company has registered any of its shares under the Securities Exchange Act of 1934, “restriction” with respect to officers, directors and ten percent (10%) shareholders also means the period after the purchase of the Stock during which such officer, director and ten percent (10%) shareholders could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934. Employee understands that Employee may elect to be taxed at the time the shares of Stock are purchased rather than when and as the restrictions on the Stock lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. In the event Employee files an election under Section 83(b) of the Code, such election will contain all information required under the applicable treasury regulation(s) and Employee will deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF EMPLOYEE REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON EMPLOYEE’S BEHALF.
10. Governing Law
This Agreement, in its interpretation and effect, will be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.
11. Amendments
This Agreement may be amended only by a written agreement executed by the Company and Employee.
12. Entire Agreement
This Agreement embodies the entire agreement made between the parties hereto with respect to matters covered herein and will not be modified except in accordance with paragraph 11 of this Agreement.
13. Counterparts
This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute but one and the same agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

G&K Services, Inc.

By:

	Its:	Chief Executive Officer

Name

Number of Shares: 15,000
Purchase Price: $.50 per share

EXHIBIT B
SEPARATION AGREEMENT AND GENERAL RELEASE
Definitions. All the words used in this Separation Agreement and General Release have their plain meaning in ordinary English. Specific terms used in this Separation Agreement and General Release have the following meanings:
1.	Words such as I and me include both me and anyone who has or obtains any legal rights or claims through me. My name is ___.

2.	“G&K” means G&K Services, Inc., and its past or present managers, agents, officers, directors, employees, shareholders, committees, insurers, indemnitors, successors or assigns of any of the foregoing entities.
G&K’s Promises. In exchange for My Promises, as set forth below, G&K has promised to extend the following consideration to me, but only if I have not exercised my rights to rescind as provided in this agreement:
1.	Pay me, as separation pay which I have not earned, and to which I am not otherwise entitled, (___) months of my monthly Base Salary in effect as of the Date of Termination, less any separation pay amounts to which I am entitled under any written Plan generally applicable to management employees of G&K. Payment of the separation pay will be made sixteen days after I sign this agreement, and only if I have not exercised my rights to revoke or rescind as provided in this agreement. These payments will be subject to applicable federal and state income tax and FICA withholding.
My Claims. The claims I am releasing include all of my rights to any relief of any kind from G&K including but not limited to:
1.	All claims I have now, whether or not I now know about the claims;

2.	All claims for attorney’s fees;

3.	All claims, through the date this document is executed, for alleged discrimination against me and any other rights and claims, the Minnesota Human Rights Act (“MHRA”), the federal Age Discrimination in Employment Act (“ADEA”) or any other federal, state, or local law;

4.	All claims arising out of my offer of employment, employment or my separation from employment with G&K including, but not limited to, any alleged breach of contract, wrongful termination, defamation or intentional infliction of emotional distress;

5.	All claims for any other alleged unlawful employment practices arising out of or relating to my employment or my separation from employment; and

6.	All claims for any other form of pay, for example unaccrued holiday pay, vacation pay and sick pay.
My Promises. In exchange for receiving the payments and other consideration set forth in this Separation Agreement and General Release, I promise to give up all my claims against G&K. I fully and finally release, give up, and otherwise relinquish all of my rights and claims against G&K, including for example rights and claims under the MHRA and ADEA. I will not bring any lawsuits or make any other demands against

G&K, except if necessary to enforce the provisions of this Separation Agreement and General Release. The money and benefits I will receive as set forth in this Separation Agreement and General Release are full and fair payment for the release of all my rights and claims. G&K does not owe me anything in addition to what I will receive under this Separation Agreement and General Release. The consideration extended by G&K in this agreement in return for my release of rights and claims is more than anything of value to which I am already entitled.
Additional Agreements and Understandings.
1.	G&K does not admit that it is responsible or legally obligated to me, and in fact G&K denies that it is responsible or legally obligated to me even though it has paid me to release my claims.

2.	My last day of employment is .

3.	This Agreement replaces, supersedes and nullifies any prior oral or written agreements between G&K and me, with the exception of the provisions set forth in Article 7 of the Executive Employment Agreement between me and G&K, and the terms of any written Plan generally applicable to management employees of G&K.
Rights to Consider, Revoke and Rescind.
1.	I understand that I am advised by G&K to consult an attorney prior to signing this Separation Agreement and General Release.

2.	I further understand that I have twenty-one (21) days to consider this Separation Agreement and General Release of age discrimination claims under the ADEA, beginning , the date on which I received this Separation Agreement and General Release. If I sign this Separation Agreement and General Release, I understand that I will then be entitled to revoke my release of any rights and claims of age discrimination under the ADEA within seven (7) days of executing it, and the release of my ADEA rights and claims will not become effective or enforceable until the seven-day period has expired.

3.	I further understand that I have the right to rescind this general release of discrimination rights and claims under the MHRA within fifteen (15) calendar days of the date upon which I sign it. I understand that, if I desire to rescind my general release of discrimination rights and claims under the MHRA, I must put my rescission request in writing and deliver it to G&K by hand or by mail within 15 calendar days of the date of execution of this Separation Agreement and General Release by me. If I deliver my rescission request by mail, it must be:
a.	postmarked within 15 calendar days of the day on which I sign this Separation Agreement and General Release;

b.	addressed to Mary Anderson, Director of Compensation & Benefits, G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343 and,

c.	sent by certified mail, return receipt requested.
     I understand that if I revoke or rescind this Separation Agreement and General Release, all of G&K’s obligations under this agreement will immediately cease, and G&K will not pay me any of the money or benefits in this agreement.
     I have read this Separation Agreement and General Release carefully and understand all of its terms. I have had the opportunity to discuss this Separation Agreement and General Release with my own attorney prior to signing it. In agreeing to sign this Separation Agreement and General Release, I have not relied on any statements or explanations made by G&K, its agents or its attorneys.

(Name)
Subscribed and sworn to
before me this day
of , 20 .

Notary Public
G&K SERVICES, INC.

By

Its

EXHIBIT C
PROMISSORY NOTE

$400,000	Minneapolis, Minnesota
June ___, 2002
FOR VALUE RECEIVED, Richard L. Marcantonio (“Maker”), promises to pay to G&K Services, Inc., a Minnesota corporation (the “Company” or “Holder”) at its office at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, or at such other place as the holder hereof may from time to time designate in writing, in lawful money of the United States of America, the principal sum equal to Four Hundred Thousand Dollars ($400,000) (the “Principal Sum”), upon the terms and subject to the conditions set forth herein.
No interest shall accrue on the unpaid Principal Sum during the term of this Note.
     Subject to the forgiveness of certain amounts of the Principal Sum, as provided below, the Principal Sum shall be payable in five (5) annual installments, each in the amount set forth under the caption “Amount Payable” in the table below, commencing on the one-year anniversary of the date hereof and continuing on each of the next four (4) successive anniversaries thereof (each a “Payment Date”). For so long as Maker continues to be employed by Holder, the amount of the Principal Sum set forth under the caption “Amount Subject To Forgiveness” in the table below shall be forgiven by Holder on the applicable anniversary of the date hereof.

		Amount Subject
Anniversary	Amount Payable ($)	to Forgiveness ($)
1st Year	80,000	40,000
2nd Year	80,000	40,000
3rd Year	80,000	40,000
4th Year	80,000	40,000
5th Year	80,000	40,000
     In addition to any amounts forgiven pursuant to the terms hereof, the amount payable by Maker to Holder on each Payment Date shall be further reduced by an amount (the “Gross-Up Amount”) equal to any federal, state and local income imposed on Maker as a result of the forgiveness of portions of the Principal Sum hereunder or the interest-free nature of this Note. For purposes of determining the Gross-Up Amount, Maker shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year of the applicable Payment Date and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Maker’s residence in the calendar year of the applicable Payment Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

     This Note may be prepaid in whole or in part at any time without payment of any prepayment penalty or fee. Any prepayment shall not accelerate forgiveness of the Amounts Subject to Forgiveness as detailed above.
     The Maker shall remain liable for the payment of this Note, and any other charges payable hereunder, notwithstanding any extension or extensions of time for payment or any indulgence of any kind that Holder may grant to Maker.
     The occurrence of either of the following events shall constitute an event of default under this Note (each such event is hereinafter referred to as an “Event of Default”):
(a)	Voluntary termination not for “Good Reason” (as defined in Maker’s employment agreement with Holder) by Maker of his employment with Holder at any time prior to the five-year anniversary of the commencement of Maker’s employment with Holder; or

(b)	Termination for “Cause” (as defined in Maker’s employment agreement with Holder) by Holder of Maker’s employment with Holder at any time prior to the five-year anniversary of the commencement of Maker’s employment with Holder.
     Upon the occurrence of an Event of Default, Holder may, at its sole and absolute discretion declare the outstanding amount of the Principal Sum to be immediately due and payable in full without demand. Upon the occurrence of an Event of Default hereunder Holder may, at its sole and absolute discretion, deduct any amounts then due hereunder from any money due or to become to Maker from Holder.
     The Maker agrees to pay on demand the costs of collection, including, without limitation, reasonable attorneys’ fees incurred by Holder in collecting or attempting to collect any amount under this Note that is not paid when due or to enforce its rights under this Note. All such costs of collection shall bear interest, payable on demand, from the date of payment thereof by Holder until paid in full by Maker at the lesser of (i) the highest rate permitted by law or (ii) eight (8%) percent.
     Holder shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by an authorized officer of Holder and then only to the extent specifically set forth therein. A waiver on one occasion shall not be construed to be a continuing waiver of such right or remedy on any other occasion.
     Every person who is at any time liable for the payment of the debt evidenced by this Note hereby waives presentment for payment, demand, notice of nonpayment of this Note, protest and notice of protest, and the right to trial by jury in any litigation arising out of, relating to, or connected with this Note or with any instrument given as security herefor, and hereby agrees that Holder may extend, without affecting their liability hereon, the time for payment of any part of or the whole of the debt evidenced by this Note, at any time, at the request of any other person or entity liable for said debt.

     This Note is given and accepted as evidence of indebtedness only and not in payment of or in satisfaction of any indebtedness or obligation.
     The form and essential validity of this Note shall be governed by the laws of the State of Minnesota applicable to contracts made and to be performed wholly within Minnesota, without giving effect to conflicts of laws principles. All lawsuits and judicial proceedings regarding the interpretation of this Note, any dispute arising hereunder or the collection of any amount due under this Note shall be brought and heard in the District Court, State of Minnesota, Fourth Judicial District, and Maker hereby consents to such jurisdiction. If any portion of this Note is unenforceable, the remainder of this Note shall continue in full force and effect.
     Time is of the essence with respect to all of Maker’s obligations and agreements under this Note.
     This Note and all the provisions, conditions, promises and covenants hereof shall inure to the benefit of Holder, its successors and assigns, and shall be binding upon the Maker, his personal representatives, heirs, successors and assigns.
     This Note is not an employment contract for a definite term. This Note is not intended to modify the at-will employment relationship between Maker and Holder.
     IN WITNESS WHEREOF, the Maker has caused this Note to be signed on his behalf on the day and year first above written.

Richard L. Marcantonio
Subscribed and sworn to
before me this day
of , 20 .

Notary Public
G&K SERVICES, INC.

By

Its

EXHIBIT D
STOCK PLEDGE AGREEMENT
     This STOCK PLEDGE AGREEMENT is made and entered into as of the ___day of                     , 2002, by and between Richard L. Marcantonio, a resident of the State of Minnesota (the “Pledgor”) and G&K Services, Inc., a Minnesota corporation (“Pledgee”).
INTRODUCTION
     A. Promissory Note. Pledgor has issued a Promissory Note in the original principal amount of Four Hundred Thousand Dollars ($400,000) (the “Principal Sum”).
     B. Security. To induce Pledgee to enter into the transactions described above, and as security for payments due under the Note, Pledgor has agreed to pledge shares of                                         , a                      corporation (the “Shares”), which Shares have a value of at least 130% of the Principal Sum.
AGREEMENT
     NOW, THEREFORE, in order to secure payment of all amounts due and owing Pledgee under the Note (collectively, the “Obligations”), and in consideration of the facts recited above (which are a part of this Agreement) and the promises set forth below, it is agreed:
     1. Pledge. As collateral for the payment of the Obligations, Pledgor hereby grants a security interest to Pledgee and deposits with Pledgee (accompanied by a stock power in blank) the Shares (which Shares, as adjusted from time to time as provided herein, shall hereinafter to be referred to as the “Pledged Stock”), and Pledgor agrees to perform the obligations set forth herein. Pledgor hereby appoints Pledgee as attorney-in-fact to arrange for the transfer of the Pledged Stock on the books of the Company into the name of Pledgee if an Event of Default (as defined below) occurs as set forth herein. The Pledged Stock shall be held and disposed of pursuant to the terms of this Agreement.
     2. Further Assurances. Pledgor agrees at any time, and from time to time, to execute such other instruments as Pledgee may reasonably request to establish, maintain and perfect the security interest in the Pledged Stock conveyed by this Agreement.
     3. Rights of Pledgor. Prior to the occurrence of an Event of Default:
     (a) Pledgor shall have the right to exercise all voting and other powers pertaining to the Pledged Stock for all purposes; and
     (b) All dividends or other distributions with respect to the Pledged Stock shall be payable to Pledgor; provided, however, that following an Event of Default, all dividends or other distributions with respect to the Pledged Stock shall be payable to Pledgee.

     4. Representations and Warranties. Pledgor represents and warrants as follows:
     (a) Pledgor will not sell or otherwise dispose of any Pledged Stock or any interest therein without the prior written consent of the Pledgee; and
     (b) Throughout the term of this Agreement, Pledgor will keep the Pledged Stock free and clear of all security interests, liens, and encumbrances, except the security interest granted hereunder.
     5. Adjustment. If during the term of this Agreement any share dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Company, then all new, substituted, and additional shares, or other securities issued by reason of original issuance of the Pledged Stock shall be subject to the terms of this Agreement in the same manner as, and as a part of, the Pledged Stock.
     6. Release of Shares; Termination. On each Payment Date (as such term is defined in the Note), Pledgee agrees to release Shares of Pledged Stock to the extent that the remaining Shares have an aggregate value of 130% of the Obligations, and Pledgee shall transfer to Pledgor such released Shares and deliver any assignments separate from certificate for cancellation relating thereto. Upon full performance of all of the Obligations, Pledgee shall transfer to Pledgor all of the Pledged Stock and deliver any assignments separate from certificate for cancellation, and all rights received by Pledgee under this Agreement shall terminate.
     7. Events of Default. An event of default under this Agreement (“Event of Default”) shall occur when an Event of Default occurs under the Note, and remains uncured for thirty (30) days after written notice of such default is given by Pledgee to Pledgor.
     8. Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Pledgee may exercise any one or more of the following rights or remedies:
     (a) exercise all voting rights, rights to receive dividends and other distributions, and other rights as a holder of the Pledged Stock;
     (b) exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including (i) the right to offer and sell the Pledged Stock privately to purchasers who will agree to take the Pledged Stock for investment and not with a view to distribution, and who will agree to the imposition of restrictive legends on any certificates representing the Pledged Stock, and (ii) the right to arrange for a sale that would otherwise qualify as exempt from registration under the Securities Act of 1933, as amended; and, if notice to Pledgor of any intended disposition of the Pledged Stock or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least twenty (20) calendar days prior to the date of intended disposition or other action; and
     (c) exercise or enforce any or all other rights or remedies available to Pledgee by law or agreement against the Pledged Stock, against Pledgor or against any other person or property.
     9. Application of Proceeds. The proceeds of any sale of all or a part of the Pledged Stock shall be applied as follows:

     (a) First, to the payment of all costs and expenses incurred by Pledgee in enforcing its rights under this Agreement, including without limitation, the reasonable fees of attorneys or other agents employed by Pledgee in connection therewith;
     (b) Second, to the payment of all of the Obligations then due and owing; and
     (c) Third, any surplus remaining after application of the proceeds pursuant to subparagraphs (a) and (b) above shall be paid to Pledgor or the successors or assigns thereof.
Pledgor shall remain liable to Pledgee for any deficiency.
     10. Miscellaneous. The parties agree as follows:
     (a) No waiver of any of the provisions or conditions of this Agreement shall be effective unless such waiver is in writing and signed by the party claimed to have given, or consented to, such waiver.
     (b) No failure on the part of Pledgee to exercise, and no delay on the part of Pledgee in exercising, any right, power, or remedy pursuant to this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by Pledgee of any right, power, or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies herein provided are cumulative and shall not be exclusive of any other remedies provided by law or agreement.
     (c) The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective legal representatives, successors and permitted assigns of the parties; provided, however, that neither party may assign this Agreement or its obligations, duties, or liabilities hereunder without the express prior written consent of the other party.
     (d) This Agreement is delivered and is intended to be performed in the State of Minnesota and should be construed and enforced in accordance with the laws of such State, without regard to conflict of law principles.
     (e) All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given three days after mailed if sent by registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to any other address given to the other party pursuant to the provisions of this subsection):

If to Pledgor:	If to Pledgee:

G&K Services, Inc.

5995 Opus Parkway, Suite 5500

Minnetonka, MN 55343

Attention: Chief Financial Officer

     (f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (g) This Agreement may not be amended except by written agreement executed by all parties hereto.
     (h) If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.
     (i) All representations and warranties contained in this Agreement shall survive the execution, delivery, and performance of this Agreement and any other documents or instruments executed or delivered in connection with or pursuant to any of the foregoing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PLEDGOR:

Richard L. Marcantonio

PLEDGEE:

G&K SERVICES, INC.

By:

Name:

Title:

B-1